PROSPECTUS SUPPLEMENT NO. 3 (to Prospectus dated January 30, 2017)	Filed pursuant to Rule 424(b)(3) Registration No. 333-213986

Subscription Rights to Purchase Up to 19,662,782 Units

Consisting of an Aggregate of Up to 78,651,128 Shares of Common Stock

and Up to 9,831,391 Shares of Series C Convertible Preferred Stock

at a Subscription Price of $1.00 Per Unit

This Prospectus Supplement No. 3 (“Supplement No. 3”) amends and supplements the prospectus dated January 30, 2017, as amended and supplemented by Prospectus Supplement No. 1 dated February 9, 2017 (“Supplement No. 1”) and by Prospectus Supplement No. 2 dated February 21, 2017 (“Supplement No. 2”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-213986). This Supplement No. 3 is being filed to update, amend, and supplement the information previously included in the prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2017 (the “8-K”). Accordingly, we have attached the 8-K to this Supplement No. 3. You should read this Supplement No. 3 together with the prospectus, Supplement No. 1 and Supplement No. 2. Unless otherwise defined in this Supplement No. 3, capitalized terms used in this Supplement No. 3 shall have the same meanings as set forth in the prospectus.

The prospectus, Supplement No. 1, Supplement No. 2 and this Supplement No. 3 relate to our distribution to holders of record of our common stock, par value $0.001 per share, and to holders of our class of warrants with an exercise price of $0.85 per share expiring June 19, 2020, which we refer to as the Listed Warrants, at no cost, of non-transferrable subscription rights, which we refer to as the Subscription Rights, to subscribe for up to an aggregate of 19,662,782 units, which we refer to as the Units, at a subscription price of $1.00 per Unit. We are issuing one Subscription Right for each 20 shares of common stock and each 20 Listed Warrants held of record at the close of business on January 26, 2017. Each Unit consists of four shares of common stock and one-half a share of Series C Convertible Preferred Stock, which we refer to as the Preferred Stock. We refer to the offering that is the subject of the prospectus, Supplement No. 1, Supplement No. 2 and this Supplement No. 3 as the Rights Offering. An investor whose subscription may result in the investor beneficially owning more than 4.99% of our outstanding common stock may elect to receive in the Rights Offering, in lieu of shares of common stock, certain pre-funded warrants, which we refer to as the Pre-Funded Warrants, to purchase the same amount of shares of common stock.

The Rights Offering commenced on January 30, 2017, and the Subscription Rights will expire if they are not exercised by 5:00 p.m. Eastern Time, on March 17, 2017.

The Rights Offering is being conducted on a best-efforts basis. There is no minimum amount of proceeds necessary in order for us to close the Rights Offering.

We have engaged Maxim Group LLC to act as dealer-manager in the Rights Offering.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 25 of the prospectus. You should carefully consider these risk factors, as well as the information contained in the prospectus, before you invest.

Shares of our common stock are listed on the NYSE MKT under the symbol “PVCT,” although NYSE MKT suspended trading in our common stock and commenced delisting procedures on October 13, 2016. We are appealing the NYSE MKT decision to commence delisting procedures. Effective October 17, 2016, our common stock trades on the OTCQB under the symbol “PVCT.” On March 3, 2017, the closing sale price for our common stock was $0.03 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 6, 2017.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2017

PROVECTUS BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in charter)

Delaware	001-36457	90-0031917
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7327 Oak Ridge Hwy., Knoxville, Tennessee 37931

(Address of Principal Executive Offices)

(866) 594-5999

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On March 6, 2017, Provectus Biopharmaceuticals, Inc. (the “Company”) issued a press release (the “Press Release”) announcing the extension of the expiration date of the Company’s rights offering until Friday, March 17, 2017 at 5:00 p.m. Eastern Time and the receipt of two unsolicited proposals from two separate groups of the Company’s stockholders relating to potential equity financings, both of material sums of money. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Pursuant to the rules and regulations of the Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated March 6, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2017

PROVECTUS BIOPHARMACEUTICALS, INC.

By:	/s/ Timothy C. Scott
Timothy C. Scott, Ph.D.
President

2

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated March 6, 2017

Exhibit 99.1

Contact:	Allison + Partners
Provectus Biopharmaceuticals, Inc.	Tom Smith, Managing Director –
Timothy C. Scott, President	Investor Relations
Phone: 866-594-5999	Phone: 646-428-0653

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS, INC. ANNOUNCES EXTENSION OF

RIGHTS OFFERING DUE TO RECEIPT OF UNSOLICITED INVESTMENT

PROPOSALS TO INVEST IN PROVECTUS

KNOXVILLE, TN, March 6, 2017 — Provectus Biopharmaceuticals, Inc. (OTCQB: PVCT, www.provectusbio.com) (“Provectus” or the “Company”), a clinical-stage oncology and dermatology biopharmaceutical company, today announced that it has extended the expiration date of its rights offering (the “Rights Offering”) until Friday, March 17, 2017 at 5:00 p.m. Eastern Time. All other terms and conditions of the Rights Offering remain unchanged.

The Company’s Board of Directors determined that it was in the best interests of the Company and its stockholders to extend the expiration date of the Rights Offering as a result of the Company’s receipt of two unsolicited proposals from two separate groups of the Company’s stockholders relating to potential equity financings, both for material sums of money (collectively, the “Proposals”), that would be in lieu of consummating the Rights Offering. The Board of Directors, in consultation with its legal and financial advisors, is carefully considering, reviewing and evaluating both Proposals and will have no further comment on either Proposal or the status of the Rights Offering until the Board of Directors has completed its evaluation.

The Board of Directors cautions the Company’s stockholders and others considering trading in the Company’s securities that the Board of Directors has just recently received the Proposals and while actively under consideration, no decisions have been made by the Board of Directors yet with respect to either Proposal or with respect to the status of the Rights Offering. There can be no assurance that any definitive agreement will be executed or that any transaction (i.e., either Proposal or the Rights Offering) will be consummated, or if consummated, the timing thereof.

The units being offered pursuant to the Rights Offering are being offered under the Company’s effective registration statement on Form S-1 (No. 333-213986) by means of a prospectus, as supplemented from time to time, which has been filed with the

Securities and Exchange Commission (“SEC”) and is available on the website of the SEC at http://www.sec.gov. Before you invest, you should read the prospectus, as supplemented from time to time, and other documents Provectus has filed or will file with the SEC for more complete information about Provectus and the Rights Offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Provectus

Provectus, is a clinical-stage biopharmaceutical company developing new therapies for the treatment of solid tumor cancers and dermatologic diseases. Provectus’ investigational oncology drug, PV-10, is an oncolytic immunotherapy currently enrolling patients in Phase 3 clinical trials for metastatic melanoma. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug, has completed Phase 2 clinical trials as a treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com or contact Allison + Partners.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, as supplemented by those described in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016) and the following:

•	Provectus’ potential receipt of sales from PV-10 and PH-10, transaction fees, licensing and royalty payments; payments in connection with the Company’s liquidation, dissolution or winding up, or any sale, lease, conveyance or other disposition of any intellectual property relating to PV-10 or PH-10;

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own;

•	the Proposals or any related business combination and the Board’s possible action regarding the Proposals;

•	our ability to close on an equity financing from either Proposal;

•	the Rights Offering;

•	our ability to raise capital through the Rights Offering; and

•	whether our securities remain listed on the NYSE MKT.

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